Exhibit 10.1

Digital Angel Corporation
490 Villaume Avenue
South St. Paul, MN 55075-2443 U.S.A
651-445-1621 Facsimile: 651-455-0217
www.digitalangel.com
Nasdaq. DIGA
June 30, 2010
Ms. Lorraine Breece
Dear Lorraine:
I deeply regret to inform you that, as part of the Company’s restructuring effort, the decision has been made to significantly downsize the corporate group. This letter serves as formal notification that your position will be eliminated and that you will be laid off from the Company effective June 30, 2010 (“Termination Date”).
To assist you in your employment transition, the Company offers you the benefits outlined below consistent with your agreement:
•	Salary Severance: You will receive severance compensation equal to one year’s salary ($189,000) upon termination of your employment. Such severance shall be paid to you during the 12 months following your Termination Date in bi-weekly payments via the Company’s regular payroll system, which payments shall commence in the next regular payroll cycle following the expiration of the rescission periods in your General Release and Waiver Agreement.

•	Bonus Severance: You will receive additional severance compensation equal to 60% of one year’s salary ($113,400), which may be paid to you in cash or in stock at the Company’s discretion no later than December 31, 2010.

•	Accrued Bonuses: You will receive the accrued and unpaid bonuses from 2008 and 2009, in the total amount of $92,680, which may be paid to you in cash or in stock at the Company’s discretion no later than December 31, 2010.

•	Stock Payment: In the event that the Company elects to pay the Bonus Severance and/or Accrued Bonuses described above in stock, the Company will withhold required taxes and other withholdings and will pay the net amount to you in the form of unrestricted Company stock. Any such stock payment shall be in freely tradeable shares of Company common stock. If the Company’s common stock is not, at the time of issuance, traded on an electronic exchange, then such payments will be made in cash. The Company will price protect the issued stock for a period of three months, as follows: on the three-month anniversary of the issuance of the shares, the value of any such shares that have not been sold and that are still held by you in your brokerage account will be compared to the value of those shares on the issuance date. Any shortfall in the aggregate value of such shares will be paid to you either in additional registered shares or in cash at the Company’s election.

•	Health Benefits: During the 12-month severance period, the Company will reimburse to you 100% of your medical insurance premiums, less that amount equivalent to employee contributions for such coverage, for continued coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), provided that you do not have access to coverage from a new employer. After expiration of the severance period, you may continue COBRA coverage at your election and at your own cost (less mandated employer contributions).

•	Stock Options: Upon termination of employment, all of your stock options that are vested as of your last date of employment will be exercisable by you for the full term of the option grant. Any unvested options or restricted stock will be treated in accordance with the terms of the agreement covering that issuance.
The severance compensation and benefits set forth above are subject to execution of the attached General Release and Waiver Agreement in accordance with its terms. All severance compensation and benefits are subject to applicable taxes and withholdings as may be required by law.
Finally, in the next regular payroll following your termination, you will be paid any amounts due to you for earned but unused PTO. You will also be permitted to keep your computer, monitor, and laptop (subject to IT clearing any company proprietary data).
We are very sorry that the needs of the business have resulted in the elimination of your position. We thank you for your service and professionalism and we wish you great success in your employment transition.
Best regards,
Joseph Grillo
President and CEO